UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On May 19, 2009, Target Corporation posted the following text and links on a page on its web site:

NEW 5/19/09: Glass Lewis Recommends Shareholders Vote “For” All Four of Target’s Director Nominees on White Proxy Card

Target Corporation welcomed the recommendation from leading independent proxy advisory firm, Glass Lewis & Co., that shareholders vote for all four of Target’s nominees — Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo — and for the proposal to set the size of the Board at 12 on the WHITE proxy card. Target is very disappointed with RiskMetrics’ flawed recommendation, which Target believes does not adhere to RiskMetrics’ own previously articulated framework for analyzing proxy fights.

[Link to news release filed on May 19, 2009]

NEW 5/19/09: Open Letter to Shareholders

In an open letter to shareholders, Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation, states, “Target’s Board includes a diverse group of leaders, including six new members since 2002, who have been selected in a careful process designed to support the long-term growth of the company. Any attempt to try to separate the Target Board from the continuing success of Target is simply not credible.”

[Link to letter filed on May 19, 2009]

NEW 5/19/09: Corporate Governance Expert Supports Target

“Pershing Square’s agenda at Target is a classic instance of misdirected activism. In Target, Pershing has not targeted an underperforming company. Instead, it’s targeted one of the best companies in America,” states former Harvard professor and corporate governance expert John Pound in a letter to Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation.

[Link to letter filed on May 19, 2009]

NEW 5/18/09: Largest REIT in North America Supports Target

“We have been following the ongoing discussions between Target and Pershing Square. We believe your approach to your real estate portfolio is the correct one,” states Richard S. Sokolov, president and chief operating officer, Simon Property Group, Inc., in a letter to Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation.

[Link to letter filed on May 18, 2009]